QUEST
                              Resource Corporation

News Release
For Immediate Release

Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net
         --------

             Quest Resource Corporation Provides Operational Update:
  Daily Production Setting New Company Benchmarks; Board of Directors Approves
                 $105.7 Million 2006 Capital Expenditure Budget;
                           3P Reserves Higher in 2005

OKLAHOMA CITY - (Business Wire) - March 29, 2006 - Quest Resource Corporation (OTC: QRES), the largest operating company in the Cherokee Basin, provided today an update on its operations, 2006 capital expenditure budget and reserves.

Production and Capital Budget
-----------------------------
Exiting March, 2006, Quest Resources' daily net production was 30.6 million cubic feet equivalent of gas per day (MMcf/d), up approximately 17% from its December 31, 2005 exit rate of 26.2 MMcf/d. During the first quarter of 2006 Quest has drilled more than 176 wells, an increase of 148% from its drilling activity in 2005's fourth quarter.

The Company's Board of Directors has approved a 2006 capital expenditure budget of $105.7 million, an increase of 123% from the $47.5 million spent in 2005. Of the $105.7 million, approximately 55% will be allocated to drilling and development activities, 40% for expanding the Company's pipeline and transportation infrastructure and ancillary systems, and 5% will be used to add to Quest's existing 494,985 total net acreage position. The capital expenditure budget is subject to general market conditions, including but not limited to: weather, availability and cost of manpower and equipment, and commodity and raw material prices.

3P Reserves
-----------
The Company reported today its estimated Proved, Probable and Possible (3P) Reserves at December 31, 2005 were 299 billion cubic feet equivalent (Bcfe) of natural gas. This amount represents an increase in 3P Reserves of 16 Bcfe, or 5.7%, from July 1, 2005. The Company's reserve report was prepared by the independent petroleum engineering firm of Cawley, Gillespie & Associates, Inc. of Fort Worth, Texas. The report valued the Company's 3P reserves' estimated future net cash flows, discounted at 10% before taxes, commonly referred to as the PV-10 value, at $931.1 million. The increase in PV-10 value is due to an increase in commodity prices and 3P reserves, partially offset by an increase in expenses. A copy of the reserve report can be found on the Company's website (www.qrcp.net) under "Snapshot: Quick Corporate Overview."

Quest's estimated Probable and Possible Reserves were 164 Bcfe at December 31, 2005, a 15.7% increase from the reported 142 Bcfe as of July 1, 2005. The Company's 3P reserves represent the net potential of future reserves if 100% of the Company's acreage position were developed on 160-acre spacing using existing drilling and completion techniques.

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The  Company's  estimated  Proved  Reserves at December  31, 2005 were 134 Bcf.
Of the Company's estimated Proved Reserves at year-end 2005, 53% were Proved Developed and 47% were Proved Undeveloped. The Company records its Proved Undeveloped Reserves on a one-year increment, rather than the common industry standard of three years. The year-end 2005 amount represents a decrease in estimated Proved Reserves from July 31, 2005 of 6 Bcf, or 4.4%. During the first 10 and a half months of the year, until the middle of November, the Company could only drill a limited number of wells due to restrictions in its credit facilities. This lack of drilling resulted in a decrease from July 1, 2005 to December 31, 2005 in Total Proved Reserves of 5 Bcf, or 3.6%, due to production. As a result of the Company's common stock offering and new credit facility, both of which were completed on November 14, 2005, those drilling restrictions were eliminated and the Company recommenced its field-wide development program. During the last 45 days of 2005, Quest drilled 71 new wells, all classified as Proved Undeveloped. Because all 71 wells were classified as Proved Undeveloped locations, the Company did not add any new Proved Reserves in 2005.The remaining decrease of less than 1% resulted due to the Company's independent reserve engineer reducing all reserve categories in one small area that is performing below expectations. The Company plans to recomplete the existing single seam wells in this area using its multi-seam technique and management believes that all of this reduction may be recovered
if  the  multi-seam   re-completions  perform  as  expected.  The  Company  has
successfully performed more than 370 multi-seam completions in its drilling over the past two years and will be completing all future wells as multi-seam producers.

Reserve Valuation
-----------------
As of December 31, 2005, the Company's estimated Proved Reserves' PV-10 value was $482.5 million using adjusted prices of $9.22 per Mcf of natural gas and $55.69 per barrel of oil. The PV-10 as of July 31, 2005 of its estimated Proved Reserves was $382.9 million using adjusted prices of $6.55 per Mcf of natural gas and $55.18 per barrel of oil. The 26.0% increase in the PV-10 value is due to the increase in commodity prices, partially offset by an increase in expenses and the decrease in estimated Proved Reserves. Actual cash flows from the Company's estimated Proved Reserves will vary from these amounts due to the Company's hedging program and future gas prices. The
Company has approximately 1,100 miles of pipelines for transporting the Company's natural gas production with a carrying value of $72.8 million as of December 31, 2005.

Management Comments
-------------------
Jerry D. Cash, chairman, president and chief executive officer of Quest Resources said: "The recapitalization of Quest Resources in late 2005 was a truly positive inflection point in our drilling and completion activities, and will have a very positive impact for our shareholders in 2006. Although we're not fully enjoying the strong product prices due to certain constraints from existing hedges, as these contracts roll off in 2006 I fully expect we will take advantage of the myriad of financial prospects for the new production that comes from our drilling program."

About Quest Resources Corporation
---------------------------------
Quest Resources is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,000 producing wells which produce into its own 1,000+ -mile gathering and transportation pipeline system, and using its own fleet of completion equipment to meet its rapidly expanding drilling program. At year-end 2005, Quest had more than 1,800 locations in its drilling inventory. For more information, visit the Quest Resources' website at www.qrcp.net.

Forward-Looking Statements
--------------------------
The United States Securities and Exchange Commissioner permits oil and gas companies, in their filings with the SEC, to disclose only Proved Reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operation conditions. Quest Resources Corporation may use certain terms in this news release and other communications relating to Reserves and production that the SEC's guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company's disclosures in Quest Resource Corporation's public filings available from Company headquarters at 9520 N. May Avenue, Suite 300, Oklahoma City, Oklahoma, 73120. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carryout the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.